CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Amendment No. 3 to Form S-1 (File No. 333-133475) of our report dated August 23, 2006, related to the financial statements of Middle Kingdom Alliance Corp., as of June 30, 2006 and for the period from January 17, 2006 (date of inception) to June 30, 2006 which appears in such Prospectus. Our report contains an emphasis of a matter paragraph regarding uncertainties as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

WEISER LLP
New York, New York
August 24, 2006